UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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National Instruments Corporation

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NATIONAL INSTRUMENTS CORPORATION

Notice of Annual Meeting of Stockholders

May 13, 2008

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of National Instruments Corporation, a Delaware corporation (“NI”), will be held on May 13, 2008, at 9:00 a.m. local time, at NI’s principal executive offices located at 11500 North Mopac Expressway, Building C, Austin, Texas, 78759 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1. To elect three directors to the Board of Directors for a term of three years.

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 17, 2008, are entitled to receive notice of and to vote at the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received in the mail. If you received a paper copy of a proxy card by mail in response to your request for a hard copy of the proxy materials for the Annual Meeting, you may also vote by Internet, telephone, or by completing, signing and dating your proxy card and mailing it in the postage-prepaid envelope enclosed for that purpose, in each case by following the instructions on the proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or the proxy card if you received a paper copy of the proxy materials.

Stockholders attending the Annual Meeting may vote in person even if they have submitted a proxy. However, if you have submitted a proxy and wish to vote at the Annual Meeting, you must notify the inspector of elections of your intention to revoke the proxy you previously submitted and instead vote in person at the Annual Meeting. If your shares are held in the name of a broker, trustee, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm you are entitled to vote the shares.

Sincerely,

David G. Hugley
Secretary

Austin, Texas

March 31, 2008

NATIONAL INSTRUMENTS CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The National Instruments Corporation, a Delaware corporation (“NI”) Board of Directors (“Board”) has made proxy materials available to you on the Internet, or upon your request, has delivered printed versions of proxy materials to you by mail, in connection with the Board’s solicitation of proxies for use at NI’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 13, 2008, at 9:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at NI’s principal executive offices at 11500 North Mopac Expressway, Building C, Austin, Texas 78759. NI’s telephone number is (512) 338-9119.

Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), NI is now furnishing proxy materials to NI’s stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about March 31, 2008.

Record Date; Outstanding Shares

Stockholders of record at the close of business on March 17, 2008 (the “Record Date”) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 78,111,994 shares of NI’s common stock, $0.01 par value, were issued and outstanding.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to vote for three nominees and the three nominees with the greatest number of votes will be elected.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote on the Internet, by telephone or if you received a paper copy of the proxy materials, by completing, signing and mailing the proxy card enclosed therewith in the postage-prepaid envelope provided for that purpose. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or the proxy card if you received a paper copy of the proxy materials.

The cost of this solicitation will be borne by NI. NI may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of NI’s directors, officers and other employees, without additional compensation, personally, by telephone or by email.

Treatment of Abstentions and Broker Non-Votes

Abstentions will be counted for purposes of determining (i) either the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have no effect on the election of directors in Proposal One.

While broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. A broker non-vote will not affect the outcome of the voting on Proposal One.

A broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the election of directors in Proposal One), or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Revocability of Proxies

Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by entering a new vote by Internet or by telephone or by delivering a written notice of revocation to the Secretary of NI or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and voting in person at the Annual Meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders of NI may submit proper proposals for inclusion in NI’s proxy statement and for consideration at the annual meeting of stockholders to be held in 2009 by submitting their proposals in writing to the Secretary of NI in a timely manner. In order to be considered for inclusion in NI’s proxy materials for the annual meeting of stockholders to be held in 2009, stockholder proposals must be received by the Secretary of NI no later than December 1, 2008, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, NI’s bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in NI’s proxy statement. For director nominations or other business to be properly brought before NI’s 2009 annual meeting by a stockholder, such stockholder must deliver written notice to the Secretary of NI at NI’s principal executive office no later than January 30, 2009 and no earlier than December 31, 2008. If the date of NI’s 2009 annual meeting is advanced or delayed by more than 30 calendar days from the first anniversary date of the 2008 Annual Meeting, your notice of a proposal will be timely if it is received by NI by the close of business on the tenth day following the day NI publicly announces the date of the 2009 annual meeting.

The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If such a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2009 annual meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of NI. All notices of proposals and director nominations by stockholders should be sent to National Instruments Corporation, 11500 N. Mopac Expressway, Building B, Austin, Texas 78759, Attention: Corporate Secretary.

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

NI’s Board of Directors is divided into three classes, with the term of office of one class expiring each year. The number of directors which constitutes the entire board of directors is eight, with two directors in Class I, three directors in Class II, and three directors in Class III. NI currently has seven directors with one vacancy in Class II. The terms of office of Class II directors Jeffrey L. Kodosky and Donald M. Carlton will expire at the Annual Meeting. Mr. Kodosky and Dr. Carlton will stand for re-election to the Board of Directors at the Annual Meeting and NI’s Board of Directors has nominated John K. Medica for election as a Class II director. The terms of office of Class III directors Ben G. Streetman, R. Gary Daniels and Duy-Loan T. Le will expire at the 2009 annual meeting. The terms of office of Class I directors James J. Truchard and Charles J. Roesslein will expire at the 2010 annual meeting. After the election at the Annual Meeting, there will be eight directors, with two directors in one class and three directors in two classes. The Board of Directors has determined that each of Mr. Roesslein, Dr. Carlton, Dr. Streetman, Mr. Daniels, and Ms. Le is independent under applicable Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

Vote Required

The three nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. Cumulative voting is not permitted by NI’s Certificate of Incorporation.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for NI’s three nominees named below. If any nominee of NI is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The Board of Directors recommends that stockholders vote FOR the nominees listed below.

Nominees for Election at the Annual Meeting

The Nomination and Governance Committee, consisting solely of independent directors as determined under applicable Nasdaq listing standards, recommended the three individuals set forth in the table below for nomination by our full Board of Directors. Messrs. Kodosky and Carlton are directors standing for re-election. Mr. Medica is a new director nominee recommended by the members of the Nomination and Governance Committee. Based on such recommendations, our Board of Directors nominated such directors for election at the Annual Meeting. The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, position with NI and business experience.

Name of Nominee	Age	Position/Principal Occupation	Director Since
Jeffrey L. Kodosky	58	Director; Fellow of NI	1976
Donald M. Carlton (1) (2)	70	Director; Former President and Chief Executive Officer of Radian International LLC	1994
John K. Medica	47	Director Nominee; Former Senior Vice President and Co-Leader, Product Group at Dell, Inc.	—

(1)	Member of Audit Committee

(2)	Member of Nomination and Governance Committee

Jeffrey L. Kodosky co-founded NI in 1976 and has been a member of NI’s Board of Directors since that time. He was appointed Vice President of NI in 1978 and served as Vice President, Research and Development from 1980 to 2000. Since 2000 he has held the position of Business and Technology Fellow. Prior to 1976, he was employed at the Acoustical Measurements Division at Applied Research Laboratories (“ARL”), The University of Texas at Austin (“UT Austin”). Mr. Kodosky received his bachelor’s degree in Physics from Rensselaer Polytechnic Institute.

Donald M. Carlton, PhD, has been a member of NI’s Board of Directors since 1994. From February 1996 until December 1998, Dr. Carlton served as the President and Chief Executive Officer of Radian International LLC, and from 1969 until January 1996, Dr. Carlton served as President and Chairman of the Board of Radian Corporation, both of which are environmental engineering firms. Dr. Carlton received his bachelor’s degree in Chemistry from the University of St. Thomas and his PhD in Chemistry from UT Austin. Dr. Carlton is currently a director of the following publicly traded companies: American Electric Power, and Temple-Inland, Inc.

John K. Medica retired as Senior Vice President and Co-Leader, Product Group from Dell Inc. in April 2007. In 1993, Mr. Medica joined Dell as Vice President, Portable Systems. During 1996, he served as President and Chief Operating Officer of Dell’s Japan division. He returned to the U.S. in August 1997 as Vice President, Procurement, and later served as Vice President, Web Products Group, and Vice President and General Manager, Transactional Product Group. Prior to joining Dell, he served as Project Leader for the Macintosh II, Director of the Macintosh CPU Projects Group and Senior Director of PowerBook Engineering with Apple Computer. Mr. Medica received his bachelor’s degree in Electrical Engineering from Manhattan College, and his master’s degree in Business Administration from Wake Forest University.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE

CONTINUE AFTER THE ANNUAL MEETING

The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, position with NI and business experience.

Name of Director	Age	Position/Principal Occupation	Director Since
Ben G. Streetman (1) (2) (3)	68	Director; Dean, Cockrell School of Engineering at UT Austin	1997
R. Gary Daniels (1) (2) (3)	70	Director; Former Senior Vice President and General Manager of the Microcontroller Technologies Group, Motorola, Inc.	1999
Duy-Loan T. Le (2) (3)	45	Director; Senior Fellow of Texas Instruments, Inc.	2002
James J. Truchard	64	Chairman of the Board of Directors and President of NI	1976
Charles J. Roesslein (1) (2) (3)	59	Director; Former Chairman of the Board of Directors and President of Prodigy Communications Corporation	2000

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nomination and Governance Committee

Ben G. Streetman, PhD, has been a member of NI’s Board of Directors since 1997. He is the Dean of the Cockrell School of Engineering at UT Austin, as well as Professor of Electrical and Computer Engineering, Dula D. Cockrell Centennial Chair in Engineering, and Henry E. Singleton Research Fellow at IC2 Institute. From 1984 to 1996, Dr. Streetman served as Director of the Microelectronics Research Center at UT Austin. Dr. Streetman received his bachelor’s degree, master’s degree, and PhD in Electrical Engineering, all from UT Austin.

R. Gary Daniels has been a member of NI’s Board of Directors since 1999. Mr. Daniels retired in 1997 from his position as Senior Vice President and General Manager of the Microcontroller Technologies Group of Motorola, Inc. He joined Motorola in 1965 and helped design, develop, market and manage their microcontroller products, leading a global team that built the business to greater than two billion dollars per year in revenue. He was elected a Motorola Dan Noble Fellow, Motorola’s highest technical recognition, and he has been awarded 12 patents. Prior to joining Motorola, Mr. Daniels began his engineering career at Sandia National Laboratories, from 1958 to 1964. Mr. Daniels has a bachelor’s degree in Electrical Engineering from the University of New Mexico.

Duy-Loan T. Le has been a member of NI’s Board of Directors since September 2002. During her continuing 25-year career at Texas Instruments, Inc. (“TI”), in 2002, Ms. Le became the first woman at TI elected to the rank of Senior Fellow. Since 2000, she has been Digital Signal Processor (DSP) Advanced Technology Ramp Manager at TI, with responsibilities which include assisting with product execution on advanced technology nodes such as 180nm, 130nm, 90nm, 65nm, and 42nm. Ms. Le has been awarded 22 patents and has 8 pending applications. She holds a bachelor’s degree in Electrical Engineering from UT Austin and a master’s degree in Business Administration from the University of Houston.

James J. Truchard, PhD, co-founded NI in 1976 and has served as its President and Chairman of the Board of Directors since inception. From 1963 to 1976, Dr. Truchard worked at ARL, UT Austin as Research Scientist and later Division Head. Dr. Truchard received his PhD in Electrical Engineering, his master’s degree in Physics and his bachelor’s degree in Physics, all from UT Austin.

Charles J. Roesslein has been a member of NI’s Board of Directors since July 2000. Since 2004, Mr. Roesslein has been Chief Executive Officer of Austin Tele-Services, LLC, which is in the secondary market for telecom and IT assets. During 2000, Mr. Roesslein served as the Chairman of the Board of Directors and President of Prodigy Communications Corporation, an internet service provider. He served as President of SBC-CATV, a cable television service provider, from 1999 until 2000, and as President of SBC Technology Resources, the applied research division of SBC Communications Inc., from 1997 until 1999. Prior to 1997, Mr. Roesslein served in executive officer positions with SBC Communications, Inc. and

Southwestern Bell. Mr. Roesslein holds a bachelor’s degree in Mechanical Engineering from the University of Missouri-Columbia and a master’s degree in Finance from the University of Missouri-Kansas City. Mr. Roesslein is currently a director of Atlantic Tele-Network, Inc., a publicly traded company.

There is no family relationship between any director or officer of NI.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of NI’s common stock as of the Record Date (i) by all persons known to NI, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, to be the beneficial owners of more than 5% of NI’s common stock, (ii) by each of the executive officers named in the Summary Compensation Table under “Executive Compensation,” (iii) by each director, and (iv) by all current directors and executive officers as a group:

Name of Person or Entity†	Number of Shares (1)		Approximate Percentage Owned (2)
James J. Truchard 11500 North Mopac Expressway Austin, Texas 78759	17,292,360	(3)	22.1%
Neuberger Berman Inc. 605 Third Avenue New York, New York 10158	5,432,737	(4)	7.0%
Jeffrey L. Kodosky 11500 North Mopac Expressway Austin, Texas 78759	4,007,540	(5)	5.1%
R. Gary Daniels	31,908	(6)	*
Ben G. Streetman	53,688	(7)	*
Donald M. Carlton	62,925	(8)	*
Charles J. Roesslein	58,005	(9)	*
Duy-Loan T. Le	40,502	(10)	*
Peter Zogas, Jr.	147,320	(11)	*
Timothy R. Dehne	132,149	(12)	*
Alexander M. Davern	177,201	(13)	*
John Graff	117,929	(14)	*
All executive officers and directors as a group (15 persons)	22,371,302	(15)	28.4%

*	Represents less than 1% of the outstanding shares of common stock.

†	John K. Medica, a director nominee, is not included within the table because he does not own any shares of NI common stock and he does not have the right to acquire any shares of NI common stock on or within 60 days of March 17, 2008.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	For each individual and group included in the table, percentage owned is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 78,111,994 shares of common stock outstanding on March 17, 2008 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of March 17, 2008, including shares of restricted stock that vest and shares issuable upon the exercise of options on or within 60 days of March 17, 2008.

(3)	Includes 964,875 shares held by a trust for which Dr. Truchard is the trustee and 86,944 shares held by a non-profit corporation of which Dr. Truchard is president.

(4)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 12, 2008, reflecting beneficial ownership as of December 31, 2007. The Schedule 13G/A states that Neuberger Berman Inc. has sole voting power with respect to 1,060,241 shares of common stock, no sole investment power, shared voting power with respect to 4,109,275 shares of common stock, and shared investment power with respect to 5,432,737.

(5)

Includes an aggregate of 1,374,148 shares held in two trusts for the benefit of Mr. Kodosky’s daughters for which Mr. Kodosky is the trustee; includes 413,028 shares held by a non-profit corporation of which Mr. Kodosky is president and his wife, Gail T. Kodosky, is secretary; includes 145,650 shares held by a charitable remainder trust for the benefit of Mr. Kodosky and his wife; includes 13,500 shares held in a charitable remainder trust for the benefit of Mr. Kodosky’s brother of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; includes an aggregate of 86,433 shares held in 19 trusts for non-immediate family members of Mr. Kodosky of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; and includes 987,391 shares owned by his wife. Mr. Kodosky disclaims beneficial ownership of the shares owned by his wife. (Cumulatively, Jeffrey and Gail Kodosky control and/or beneficially own a total 4,007,540 shares.)

(6)	Includes 23,000 shares subject to options exercisable and 5,001 shares subject to restricted stock units which vest on or within 60 days of March 17, 2008.

(7)	Includes 47,000 shares subject to options exercisable and 5,001 shares subject to restricted stock units which vest on or within 60 days of March 17, 2008.

(8)	Includes 47,000 shares subject to options exercisable and 5,001 shares subject to restricted stock units which vest on or within 60 days of March 17, 2008.

(9)	Includes 45,500 shares subject to options exercisable and 5,001 shares subject to restricted stock units which vest on or within 60 days of March 17, 2008, and includes an aggregate of 1,000 shares held in one UMGA account for the benefit of Mr. Roesslein’s child for which Mr. Roesslein is the custodian.

(10)	Includes 30,500 shares subject to options exercisable and 5,001 shares subject to restricted stock units which vest on or within 60 days of March 17, 2008.

(11)	Includes 69,281 shares subject to options exercisable and 5,116 shares subject to restricted stock units which vest on or within 60 days of March 17, 2008.

(12)	Includes 67,559 shares subject to options exercisable and 5,116 shares subject to restricted stock units which vest on or within 60 days of March 17, 2008.

(13)	Includes 171,108 shares subject to options exercisable and 5,116 shares subject to restricted stock units which vest on or within 60 days of March 17, 2008.

(14)	Includes 59,380 shares subject to options exercisable and 2,559 shares subject to restricted stock units which vest on or within 60 days of March 17, 2008.

(15)	Includes 698,097 shares subject to options exercisable and 53,148 shares subject to restricted stock units which vest on or within 60 days of March 17, 2008.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board of Directors of NI held a total of 9 meetings, including one overnight retreat, during 2007. During 2007, the Board of Directors had a standing Audit Committee, Compensation Committee, and Nomination and Governance Committee.

No director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served. NI encourages, but does not require, its board members to attend NI’s annual stockholders meeting. In 2007, all seven directors attended NI’s annual stockholders meeting. NI plans to schedule future annual meetings so that at least a majority of its directors can attend the annual meeting.

Communications to the Board of Directors

Stockholders may communicate with members of the Board of Directors by mail addressed to the Chairman, any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the following address: 11500 North Mopac Expressway, Building B, Austin, Texas 78759, attention: Corporate Secretary. Correspondence received that is addressed to the members of the Board of the Directors will be reviewed by NI’s general counsel or his designee, who will forward such correspondence to the appropriate members of the Board of the Directors.

Audit Committee

The Audit Committee, which currently consists of directors Donald M. Carlton, Ben G. Streetman, R. Gary Daniels and Charles J. Roesslein, met 11 times during 2007. The Audit Committee appoints, compensates, retains and oversees the engagement of NI’s independent registered public accounting firm, reviews with such independent registered public accounting firm the plan, scope and results of their examination of NI’s consolidated financial statements and reviews the independence of such independent registered public accounting firm. The Audit Committee inquires about any significant risks or exposures and assesses the steps management has taken to minimize such risks to NI, including the adequacy of insurance coverage and the strategy for management of foreign currency risk. The Audit Committee also reviews NI’s compliance with matters relating to antitrust, environmental, Equal Employment Opportunity Commission, export and SEC regulations. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by NI regarding accounting, internal accounting controls or auditing matters and for NI employees to submit concerns regarding such matters on a confidential and anonymous basis. The Board of Directors believes that each member of the Audit Committee is an “independent director” as that term is defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that each of Dr. Carlton and Mr. Roesslein is an “audit committee financial expert” within the meaning of SEC rules. The charter of the Audit Committee is available on NI’s website at

http://www.ni.com/nati/corporategovernance/composition_charters.htm.

Nomination and Governance Committee

The Nomination and Governance Committee, which currently consists of directors Donald M. Carlton, Ben G. Streetman, R. Gary Daniels, Charles J. Roesslein and Duy-Loan T. Le, each of whom is deemed to be an “independent director” as that term is defined by the Nasdaq listing standards, met once during 2007. The Nomination and Governance Committee recommends to the Board of Directors the selection criteria for board members, compensation of outside directors, appointment of board committee members and committee chairmen, and develops board governance principles. The Nomination and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this Proxy Statement under “Deadline for Receipt of Stockholder Proposals.” When considering a potential director candidate, the Nomination and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The Nomination and Governance Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the Nomination and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. NI does not pay any third party to identify or assist in identifying or evaluating potential nominees. The charter of the Nomination and Governance Committee is available on NI’s website at

http://www.ni.com/nati/corporategovernance/composition_charters.htm.

Compensation Committee

The Compensation Committee, which currently consists of directors R. Gary Daniels, Ben G. Streetman, Charles J. Roesslein and Duy-Loan T. Le, each of whom is deemed to be an “independent director” as that term is defined by the Nasdaq listing standards, met 9 times during 2007. The charter of the Compensation Committee is available on NI’s website at

http://www.ni.com/nati/corporategovernance/composition_charters.htm.

The Compensation Committee seeks input from NI’s President and Chief Executive Officer, Dr. Truchard, when discussing the performance of, and compensation levels for executives other than himself. The Compensation Committee also works closely with Dr. Truchard and NI’s vice president of human resources and others as required in evaluating the financial, accounting, tax and retention implications of NI’s various compensation programs. The vice president of human resources regularly attends the meetings of the Compensation Committee and, at such meetings, provides advice on compensation matters to the Compensation Committee. The vice president of human resources also provides guidance to the Compensation Committee concerning compensation matters as it relates to NI’s executive officers. Neither Dr. Truchard nor the vice president of human resources nor any of NI’s other executives participates in deliberations relating to his own compensation.

Under the terms of its charter, the Compensation Committee establishes the salary and bonus compensation of NI’s Chief Executive Officer, evaluates the performance of NI’s executive officers, and establishes the salaries and cash bonus compensation of the executive officers based on recommendations of the Chief Executive Officer. The Compensation Committee also periodically examines NI’s compensation structure to evaluate whether NI is rewarding its officers and other personnel in a manner consistent with sound industry practices and makes recommendations on such matters to NI’s management and Board of Directors. The Compensation Committee also administers NI’s 2005 Incentive Plan, Employee Stock Purchase Plan and Amended and Restated 1994 Incentive Plan. The Board of Directors may by resolution prescribe additional authority and duties to the Compensation Committee.

The Compensation Committee’s charter does not contain a provision providing for the delegation of its duties to other persons. The Compensation Committee has not delegated any of its authority.

NI has not utilized compensation consultants in determining or recommending the amount or form of executive compensation. As discussed in the “Compensation Discussion and Analysis,” NI uses survey information and compares its executive compensation levels with those of other technology companies in such survey that NI believes to be comparable in terms of market capitalization and annual revenue.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the “Corporate Governance — Compensation Committee” section. During the most recent fiscal year, no NI executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on NI’s Compensation Committee. During the most recent fiscal year, no NI executive officer served on the compensation committee (or equivalent) of another entity whose executive officer(s) served as a member of the NI Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Except as discussed below with respect to NI’s consulting arrangement with John K. Medica, a director nominee, NI had no related party transactions within the meaning of applicable SEC rules for the year ended December 31, 2007.

Pursuant to a consulting agreement dated May 22, 2007, NI engaged Mr. Medica in advisory capacity to provide guidance and recommendations on a number of mutually identified topics relating to product definition, design, development, sales, marketing, support, service, procurement and manufacturing. Pursuant to such agreement, Mr. Medica earned an aggregate of approximately $115,750, based on a billing rate of $2,500 per day for work performed pursuant to such consulting agreement. NI also reimbursed Mr. Medica approximately $4,500 for his travel expenses related to the performance of the services pursuant to the consulting agreement. NI anticipates renewing the consulting agreement for 2008 on substantially similar terms to the arrangement for 2007.

Policy and Procedures for Review, Approval, or Ratification of Related Party Transactions

Pursuant to its written charter, the Audit Committee is responsible for reviewing NI’s policies relating to the avoidance of conflicts of interests and past or proposed transactions between NI, members of the Board of Directors of NI, and management. NI considers “related person transactions” to mean all transactions involving a “related person,” which under SEC rules means an executive officer, director or a holder of more than five percent of NI’s common stock, including any of their immediate family members and any entity owned or controlled by such persons. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.

In any transaction involving a related person, NI’s Audit Committee would consider the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related person; the risks, costs and benefits of the transaction to NI; whether any alternative transactions or sources for comparable services or products are available; and in the event the related person is a director (or immediate family member of a director or an entity with which a director is affiliated) the impact that the transaction will have on a director’s independence.

After considering such facts and circumstances, NI’s Audit Committee determines whether approval, ratification or rescission of the related person transaction is in NI’s best interests. NI’s Audit Committee believes that all employees and directors should be free from conflicting interests and influences of such nature and importance as would make it difficult to meet their applicable fiduciary duties and loyalty to NI, and reviews all related party transaction against the foregoing standard.

NI’s written policies and procedures for review, approval or ratification of transactions that pose a conflict of interest, including related person transactions, are set forth in its Code of Ethics, which contains, among other policies, a conflicts of interest policy for all employees, including NI’s executives, and a conflicts of interest policy for non-employee directors.

Under NI’s written conflicts of interest policy applicable to all employees, including NI’s executives, every employee is required to report to NI’s President any information regarding the existence or likely development of conflicts of interest involving themselves or others within NI. While NI provides examples of potential conflicts of interests, such as investments in enterprises that do business with NI, compensation for services to any person or firm which does business with NI, or gifts and loans and entertainment from any person or firm having current or prospective dealings with NI, the policy applicable to employees expressly states that the examples provided are illustrative only and that each employee should report any other circumstance which could be construed to interfere actually or potentially with loyalty to NI. Transactions involving potential conflicts of interests for employees are reviewed by NI’s President, who makes a determination as to whether there exists any conflict of interest or relationship which violates NI’s policies and the appropriate actions to take with respect to such relationship. On an annual basis, NI’s General Counsel reports to the Audit Committee the conflict of interest reports received and acted upon by the President.

The written conflicts of interest policy applicable to all non-employee directors is substantially similar to the conflicts of interest policy applicable to NI employees, with the exception that every non-employee director is required to report potential conflict of interest situations to the Audit Committee, which is responsible for making the determination as to whether there exists any conflict of interest or relationship which violates such policy. If the Audit Committee determines that a conflict of interest exists, the non-employee director involved will be required to dispose of the conflicting interest to the satisfaction of the Audit Committee.

BOARD COMPENSATION

Determining Compensation for Non-Employee Directors in 2007

The Board of Directors, upon the recommendation of the Nomination and Governance Committee, sets non-employee directors’ compensation with the goal of retaining NI’s directors. In developing its recommendations, the Nomination and Governance Committee considers director compensation at comparable publicly-traded companies and aims to structure director compensation in a manner that is transparent and easy for stockholders to understand.

The compensation of non-employee directors for the fiscal year ended December 31, 2007 is described in the table below.

Director Compensation

For Fiscal Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
James J. Truchard (3)	—	—	—	—
Charles J. Roesslein	$47,950	$119,871	$30,646	$198,467
Jeffrey L. Kodosky (4)	—	—	—	—
Donald M. Carlton	47,100	119,871	30,646	197,617
Ben G. Streetman	50,600	119,871	30,646	201,117
R. Gary Daniels	50,450	119,871	30,646	200,967
Duy-Loan T. Le	40,500	119,871	30,646	191,017

(1)	Amounts represent the dollar amount recognized for financial statement reporting purposes with respect to the last fiscal year in accordance with FAS 123R and thus may include amounts from awards granted in and prior to 2007. These dollar amounts reflect NI’s accounting expense for these stock awards and may not correspond to the actual value that will be recognized by the directors. The dollar amount recognized for financial statement reporting purposes is the grant date fair value divided by the monthly estimated life of the RSU grant. The value of the monthly estimated life of the RSU grant is expensed monthly. The monthly estimated life of the non-employee directors’ grants is 36 months.

The grant date fair value of the 5,001 RSUs granted to each of the non-employee directors in 2007 was approximately $135,527. Grant date fair value is calculated using the closing price of the day immediately preceding the date of grant multiplied by the number of RSUs granted. In 2007 each independent director was granted 5,001 RSUs on April 25, and the grant date fair value of each RSU grant was based on the April 24 closing price of $27.10 per share.

Beginning in 2005, NI began to utilize RSUs as its principal equity compensation incentive for employees, executives and directors. In each of 2005, 2006 and 2007, NI granted to its non-employee directors 5,001 RSUs which vest over a three year period with 1/3 of the RSUs vesting on each anniversary of the vesting commencement date, which is May 1 of each year. As of December 31, 2007, the aggregate number of stock awards held by each of Mr. Roesslein, Dr. Carlton, Dr. Streetman, Mr. Daniels, and Ms. Le consisted of 5,001 shares of vested common stock and 10,002 unvested RSUs.

(2)	No options were awarded in 2007. The dollar value of the option awards is the dollar amount recognized for financial statement reporting purposes with respect to 2007 in accordance with FAS 123R and thus includes amounts from awards granted prior to 2007. The dollar amounts reflect NI’s accounting expenses for these option awards and may not correspond to the actual value that will be recognized by the directors. For information on the valuation assumptions with respect to option grants made in prior years which are included in the calculation, please refer to the assumptions for fiscal years ended December 31, 2003 and 2004 stated in Note 8: Stockholder’s equity to NI’s audited financial statements for the fiscal year ended December 31, 2005, included in NI’s Annual Report on Form 10-K filed with the SEC on February 24, 2006.

Prior to 2005, the long-term equity incentive component of NI’s compensation program consisted solely of stock options. Each option granted in 2004 vests and becomes exercisable over a period of sixty (60) months from the date of grant and each option granted prior to 2004 vested and became exercisable over a period of thirty-six (36) months from the date of grant. As of December 31, 2007, the aggregate number of stock options held by each non-employee director is shown below:

Name	Vested as of December 31, 2007	Unvested as of December 31, 2007	Total
Charles J Roesslein	44,666	2,834	47,500
Donald M. Carlton	46,166	2,834	49,000
Ben G. Streetman	46,166	2,834	49,000
R. Gary Daniels	22,166	2,834	25,000
Duy-Loan T. Le	29,666	2,834	32,500

Neither Dr. Truchard nor Mr. Kodosky has ever been granted any stock options by NI.

(3)	As an employee director, Dr. Truchard does not receive any additional compensation for his service as a director. His employee compensation is included in the Summary Compensation Table.

(4)	As an employee director, Mr. Kodosky does not receive any additional compensation for his service as a director. Mr. Kodosky is a Business and Technology Fellow, but not a named executive officer, as such term is defined under Item 402(a)(3) of Regulation S-K. Pursuant to SEC rules, the compensation that a director receives for services as a Business and Technology Fellow does not need to be reported in the table for Director Compensation.

Discussion of Director Compensation

In 2007, the annual compensation for NI’s non-employee directors was comprised of cash compensation in the form of an annual retainer and meeting and committee fees; and equity compensation in the form of RSUs. Each of these components is described below. An NI employee director does not receive any additional compensation for his service as a director.

Annual Board/Committee Retainer Fees

Non-employee directors are paid an annual cash retainer of $20,000 per year, with the Audit Committee Chair being paid an additional $5,000 annual retainer.

Meeting Fees

Non-employee directors also receive a fee of $1,500 for attending each Board meeting, $1,000 for each committee meeting attended in person and $150 for each Board or committee meeting attended telephonically. In addition, non-employee directors are paid $3,000 for attending overnight Board retreats.

Non-Employee Director Reimbursement Practice

Non-employee directors are reimbursed for travel and other out-of-pocket expenses connected to Board travel.

Restricted Stock Unit Awards

Under NI’s 2005 Incentive Plan, non-employee directors are eligible to receive discretionary RSU grants. In 2005, 2006 and 2007, each non-employee director received a grant of 5,001 RSUs. Prior to 2005, non-employee directors received stock option grants under NI’s Amended and Restated 1994 Incentive Plan. Non-employee directors may still exercise options previously granted to them.

EXECUTIVE OFFICERS

The following sets forth information concerning the persons currently serving as executive officers of NI as of the Record Date, including information as to each executive officer’s age, position with NI and business experience. Officers of NI serve at the discretion of the Board.

Name of Executive Officer	Age	Position
James J. Truchard	64	Chairman of the Board of Directors and President
Timothy R. Dehne	42	Senior Vice President, Research and Development
Peter Zogas, Jr.	47	Senior Vice President, Sales and Marketing
Alexander M. Davern	41	Chief Financial Officer; Senior Vice President, IT and Manufacturing Operations; and Treasurer
Mark A. Finger	50	Vice President, Human Resources
John M. Graff	43	Vice President, Marketing, Customer Operations and Investor Relations
Raymond C. Almgren	42	Vice President, Product Marketing and Academic Relations
David G. Hugley	44	Vice President and General Counsel; Secretary
Robert R. Porterfield	41	Vice President, Manufacturing

See “Election of Directors” for additional information with respect to Dr. Truchard.

Timothy R. Dehne joined NI in 1987 and currently serves as Senior Vice President, Research and Development. He previously served as NI’s Vice President, Engineering from November 1998 to December 2002; as Vice President, Marketing from January 1995 to October 1998; and as Vice President, Strategic Marketing from May 1994 to December 1994. His earlier positions with NI include Strategic Marketing Manager, GPIB Marketing Manager, GPIB Product Manager, and Applications Engineer. Mr. Dehne received his bachelor’s degree in Electrical Engineering from Rice University.

Peter Zogas, Jr. joined NI in 1985 and currently serves as Senior Vice President, Sales and Marketing. He previously served as NI’s Vice President, Sales from July 1996 to December 2002. His earlier positions with NI include National Sales Manager, Business Development Manager, Regional Sales Manager, and Sales Engineer. Prior to joining NI, Mr. Zogas worked as an engineer at TI and, prior to that, at AT&T. Mr. Zogas received his bachelor’s degree in Electrical Engineering from Drexel University.

Alexander M. Davern joined NI in February 1994 and currently serves as Chief Financial Officer; Senior Vice President, IT and Manufacturing Operations; and Treasurer. He previously served as NI’s Chief Financial Officer and Treasurer from December 1997 to December 2002; as Acting Chief Financial Officer and Treasurer from July 1997 to December 1997; and as Corporate Controller and International Controller. Prior to joining NI, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern received his bachelor’s degree in Business Administration and a diploma in professional accounting from University College in Dublin, Ireland. Mr. Davern is currently a director of SigmaTel, Inc., a publicly traded company.

Mark A. Finger joined NI in August 1995 as Director of Human Resources and was appointed Vice President, Human Resources in December 1996. Prior to joining NI, Mr. Finger was employed by Rosemount Inc. and Fisher Rosemount Systems Inc. (collectively, “Rosemount”) from 1981 to 1995 (both of which are process management companies). His positions held at Rosemount include Human Resources Manager, Staffing Manager, Senior Human Resources Representative, Compensation and Benefits Specialist, and Staffing Specialist. Mr. Finger received his bachelor’s degree in Marketing from St. Cloud University.

John M. Graff joined NI in June 1987 and currently serves as Vice President, Marketing, Customer Operations and Investor Relations. He previously served as NI’s Vice President, Marketing from June 1999 to

December 2002 and as Acting Vice President, Marketing from November 1998 to May 1999. His earlier positions with NI include Director, Corporate Marketing, Corporate Marketing Manager, Product Marketing Manager, and Applications Engineer. Mr. Graff received his bachelor’s degree in Electrical Engineering from UT Austin.

Raymond C. Almgren joined NI in June 1987 and currently serves as Vice President, Product Marketing and Academic Relations. He previously served as NI’s Vice President, Product Strategy from September 2001 to December 2002. His earlier positions with NI include Director of Engineering, Director of Marketing, Product Manager, and Applications Engineer. Mr. Almgren received his bachelor’s degree in Electrical Engineering from UT Austin.

David G. Hugley joined NI in 1991 as General Counsel, was appointed Secretary of NI in 1996, and became Vice President in January 2003. Mr. Hugley received his bachelor’s degree in Business Administration and JD from UT Austin and is a licensed attorney in Texas.

Robert R. Porterfield joined NI in April 1993 and currently serves as Vice President, Manufacturing. His earlier positions with NI include Director of International Operations and Global Supply Chain, Director of International Operations and Global Planning, Planning Manager, Materials Manager and Warehousing Supervisor. Mr. Porterfield received his bachelor’s degree in Aerospace Engineering from Auburn University and a master’s degree in Business Administration from UT Austin.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

NI’s philosophy towards compensation for its principal executive officer, principal financial officer, and the three most highly compensated executives other than the principal executive officer and the principal financial officer whose total compensation exceeded $100,000 (the “named executives”) and other executives reflect the following principles:

•	Total compensation opportunities should be competitive. NI believes that its total compensation programs should be competitive so that NI can attract, retain and motivate talented executives.

•

Total compensation should be related to NI’s performance. NI believes that a significant portion of its executives’ total compensation should be directly linked to achieving specified financial objectives that NI believes will create stockholder value.

•

Total compensation should be related to individual performance. NI believes that executives’ total compensation should reward individual performance achievements and encourage individual contributions to NI’s performance.

•

Equity awards help executives think like stockholders. NI believes that executives’ total compensation should have a significant equity component because stock based equity awards help reinforce the executive’s long-term interest in NI’s overall performance and thereby align the interests of the executive with the interests of NI’s stockholders.

•

NI’s overall amount of equity awards should be related to its revenue growth. NI believes that its use of equity awards must be sensitive to the dilutive impact that such equity compensation will have on its stockholders. As a result, NI’s overall amount of equity awards for each year is linked to its revenue growth in the prior year.

•

The same compensation programs should generally apply to both executive and non-executive employees whenever possible. NI values the contributions of all employees and, to the extent practicable, NI designs its compensation programs to apply to all employees. NI seeks to minimize the number of compensation programs that apply only to its executives and disfavors the use of executive perks.

Determining Executive Compensation

In establishing NI’s overall program for executive compensation, the Compensation Committee of the Board of Directors (the “Compensation Committee”) works closely with NI’s senior management including its chief executive officer and vice president of human resources. However, NI’s executives do not participate in any Board or Compensation Committee deliberations relating to their own compensation.

As described below, NI utilizes survey information to help determine that the total compensation package for its executives is competitive to comparable companies. NI exercises judgment in allocating compensation among specific programs in view of its overall compensation philosophy, objectives and business results.

Radford Surveys, a leading provider of survey information regarding executive compensation of technology companies, provides NI with executive compensation information of companies in the high technology industry that have annual revenues ranging from $200 million to $1 billion. NI believes the information from such range is appropriate because it affords an adequate sample size of comparable high technology companies and because the average annual revenue of the companies in such range is comparable to NI’s annual revenue. NI compares the compensation of its executive officers with that of the executive officers in the Radford Surveys as a whole rather than any individual company within such survey.

NI believes that total compensation at or around the 50th percentile of the peer companies provided in the Radford Surveys as a group is the appropriate starting point for benchmarking the compensation of its executives. Though NI uses such 50th percentile as a reference point, NI does not target a specific percentile in the range of comparative information for each individual executive or for each component of compensation. Instead, NI structures a total compensation package in view of the comparative information and such other factors specific to the individual, including level of responsibility, prior experience and expectations of future performance. NI uses information obtained from Radford Surveys to test for reasonableness and competitiveness of its compensation package as a whole, but exercises judgment in allocating compensation among executives and within each element of an individual’s total compensation package. Other than the use of the Radford Surveys described above, NI does not use peer group executive compensation information. Set forth on Exhibit A is each of the companies that are covered by the relevant portion of the Radford Surveys information utilized by NI.

NI does not have specific policies for allocating between long-term and currently paid out compensation nor policies for allocating between cash and non-cash compensation, and among different forms of non-cash compensation. Other than NI’s President and Chief Executive Officer, who does not participate in the Annual Incentive Plan and has not received any equity awards, each NI executive receives a mix of compensation comprised of base salary, cash bonuses and equity awards. The amount of compensation allocated to each element of compensation is determined on a case-by-case basis.

With respect to each of the annual incentive cash bonus program and the long term incentive program, NI sets cash bonus targets based on information provided through the Radford Surveys regarding cash bonus levels of executives at similarly-situated companies, the recommendation of NI’s Chief Executive Officer, and each executive’s function and past performance. The amount of cash bonus ultimately paid depends on the extent to which performance goals are achieved, in each case subject to adjustment at the discretion of the Compensation Committee.

As described in greater detail below in the “Analysis of Elements of Executive Compensation,” the Compensation Committees considers both NI performance and individual performance when determining the level of compensation for a number of the elements of executive compensation. For example, in determining the grants of RSUs and any increases in base salary, the Compensation Committee takes into consideration, among other things, the prior individual performance of an executive officer, as well as NI’s performance. Similarly, the Annual Incentive Plan is an “at risk” bonus designed to induce NI’s executive officers to accomplish a set of goals based upon individual performance and NI’s business goals and reflects NI’s philosophy that total compensation should be related both to individual performance and NI’s performance. Amounts, if any, awarded under the discretionary cash program are determined solely on individual performance. For some of NI’s other elements of executive compensation, such as the Annual Company Cash Performance Bonus Program and the long term incentive plan, NI’s performance as whole is determinative of the compensation payable to the participants. The Compensation Committee believes that the various elements of executive compensation work together to promote NI’s objective that total compensation should be related both to individual performance and NI’s performance.

Elements of Executive Compensation

The components of NI’s executive compensation are as follows:

•	Base salary;

•	Annual company cash performance bonus program;

•	Annual incentive program for executives;

•	Discretionary cash bonus program;

•	RSU grants under the NI 2005 Incentive Plan;

•	Long term incentive plan for executives; and

•	Service award cash bonus program.

A broad base of NI’s employees participate in the compensation programs enumerated above with the exception of the annual incentive program for executives and the long term incentive plan for executives. In addition, NI’s Senior Vice President, Sales and Marketing, participates in a sales commission program based upon growth and profitability performance measures approved by the Compensation Committee.

All of NI’s executive and non-executive employees who meet the relevant eligibility requirements may also participate in the following programs:

•

Employee stock purchase plan. This plan is a tax-qualified plan pursuant to which participants can purchase NI stock at a 15% discount to the market price. Under this plan, a participant can invest a maximum amount equal to 15% of base salary and commissions, provided that such amount cannot exceed $25,000 in any year.

•

A tax-qualified, employee-funded 401(k) plan. NI makes matching contributions under the plan in an amount equal to 50% of the amount of the employee’s contribution up to 6% of the employee’s base salary. The plan does not permit the purchase of shares of NI common stock.

•	Health and welfare benefits. Under this plan, the cost to NI is dependent on the level of benefits coverage an employee elects.

NI seeks to reward shorter-term performance through base salary, its annual bonus programs and its discretionary bonus program. Longer-term performance is incentivized through RSU grants, the long term incentive plan and the service award program.

Analysis of Elements of Executive Compensation

Base Salary

NI’s goal is to provide its executives with competitive base salaries. NI uses independent survey information to help evaluate the reasonableness and competitiveness of its base salaries. NI determines base salary for each executive based on the level of job responsibilities, consideration of the prior performance of the executive and the company, the executive’s experience and tenure, consideration of the expected future contributions of the executive, and general compensation trends and practices in the technology industry, including pay levels and programs provided by comparable companies. In setting base salaries, NI does not utilize any particular formula but instead exercises judgment in view of its overall compensation philosophy and objectives. Individual base salaries are reviewed annually.

Annual Cash Bonus Programs

NI rewards achievement of shorter term performance objectives through its cash bonus programs described below:

Annual Company Cash Performance Bonus Program. NI maintains a cash performance bonus program under which substantially all regular full-time and part-time employees, including executives, participate (the “Annual Performance Bonus Program”). To receive the maximum payout under the plan, NI must achieve pre-determined goals for revenue growth and profitability. These goals, as provided in the plan, were 40% year over year organic revenue growth and 18% operating profit as a percent of revenue. The same goals apply to all participants in the plan including executive and non-executive employees. The amount of the Annual Performance Bonus Program is based on a bonus payment percentage multiplied by the eligible earnings of each participant. Eligible earnings include base salary, overtime pay and commissions but exclude bonuses, equity awards, relocation payments and previous cash performance bonus payments. For 2007, the bonus payment percentage for executives was determined by multiplying 40% by two variables: (x) NI’s actual organic revenue growth divided by the targeted level of revenue growth of 40% and (y) NI’s actual operating profit as a percentage of revenue multiplied by the target operating profit of 18%. The bonus payments percentage for non-executives was determined in the same manner except that the “multiplier” is 15% not 40%. Expressed as a formula, the bonus calculation for executives is as follows:

Calendar Year Organic Revenue Growth	X	Calendar Year Operating Profit	X	.40 = Bonus Percentage
.40		.18

For fiscal 2007, NI named executives received individual payments under the Annual Performance Bonus Program in the range of approximately $22,320 to $32,783. Amounts under the Annual Performance Bonus Program are made in two payments, one in the fourth quarter and the other upon the completion of the annual financial statement audit in the first quarter of the following year.

Annual Incentive Program. NI maintains an annual incentive cash bonus program (the “AIP”) under which only executives and Business and Technology Fellows and Research and Development Fellows participate. Dr. Truchard, NI’s President and Chief Executive Officer, does not participate in the program. Under this program, payments are made based upon the achievement of individual performance criteria and NI business goals established by the NI Board. Program participants are designated by NI’s President and approved by the Compensation Committee. The participants under the AIP and the AIP goals are determined annually.

The AIP is intended to increase stockholder value and promote NI’s success by providing incentive and reward for the accomplishment of key objectives by NI executives. Under the AIP, an executive is eligible to receive a maximum amount equal to 30% of base salary for Senior Vice Presidents (or, in case of the Senior Vice President of Sales and Marketing, salary plus targeted commission) and a maximum of 20% of base salary for Vice President, Business and Technology Fellows, and Research and Development Fellows. For the purposes of the AIP, the base salary amount is the amount set by the Compensation Committee for base salaries effective as of October 1st of the year immediately preceding the applicable AIP year, and as such, the base salary amount utilized for calculating the maximum amount payable under the applicable AIP in a given year may be less than base salary actually paid to NI executives if the Compensation Committee subsequently raises base salary in October of the applicable AIP year. For example, although Mr. Davern’s base salary was $293,750 for 2007, the maximum amount payable to Mr. Davern under the AIP for 2007 was $87,000, or 30% of his base salary of $290,000 effective as of October 1, 2006. Payments are made based on whether the individual executive has achieved his or her specified objectives for the year. Each executive typically has 5 or 6 objectives that are targeted to reward achievements in the executive’s functional area or NI business goals.

The objectives are presented and approved by NI’s President and then submitted for approval each year to the NI Board. The amount of the bonus which is allocated to each specific objective is approved each year by the Compensation Committee.

Following the end of NI’s fiscal year, NI’s President reviews with each executive whether the objectives for such executive were met. Based on these reviews, the President makes recommendations to the Compensation Committee as to the amount (if any) to be paid to each AIP participant. The Compensation Committee reviews and considers these recommendations and approves the amount of the AIP payments. NI’s President and the Compensation Committee, acting together, have the discretion to pay all or a portion of an amount to an AIP participant even if such participant did not met a particular objective if the President and the Compensation Committee believe that such payment is appropriate to achieve the objectives of the program.

For fiscal 2007, NI made cash bonus payments to named executives under the AIP in the range of approximately $37,600 to $79,953 per executive. In fiscal 2007, the Compensation Committee chose to not exercise its discretion and as result, the cash bonus payments made to named executives under the AIP were not adjusted to provide for additional compensation as was the case in the previous year.

The tables below set forth the performance criteria, potential and actual awards under the AIP as well as the weightings assigned to the objectives for 2007 for each of the named executives, except Dr. Truchard, NI’s President and Chief Executive Officer, who does not participate in the program:

2007 Annual Incentive Program Goals and Awards for the Named Executives

Alexander Davern, Chief Financial Officer, Senior Vice President Manufacturing & IT

Operations; Treasurer

2007 Officer Bonus Goals	% Goal Weighting	$ Goal Value (2)	2007 Actual Payout
1) Achieve worldwide on-time delivery goal rate(1)	20%	$17,400	$17,400
2) Achieve warranty return goal rate(1)	10%	$8,700	$8,700
3) Achieve virtual system return goal rate(1)	10%	$8,700	$1,653
4) Achieve gross margin goal(1)	20%	$17,400	$17,400
5) Ensure 2007 spending within budget	20%	$17,400	$17,400
6) Receipt of attestation report from NI’s independent registered public accounting firm indicating no material weaknesses in NI’s internal control over financial reporting for the fiscal year ended December 31, 2007	20%	$17,400	$17,400
Total	100%	$87,000	$79,953

(1)	NI is not disclosing the specific targets level with respect to this specific performance goal because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The specific performance goals were set to be a moderately difficult, or stretch goal, but not unachievable.

(2)	Under the AIP, Mr. Davern is eligible to receive a maximum amount of $87,000, which is equal to 30% of his base salary, $290,000, effective as of October 1, 2006.

Timothy Dehne, Senior Vice President, Research & Development

2007 Officer Bonus Goals	% Goal Weighting	$ Goal Value (2)	2007 Actual Payout
1) Achieve scheduled product development release goals(1)	30%	$24,570	$18,221
2) Achieve quality goal rates with respect to warranty returns and virtual system returns(1)	15%	$12,285	$6,873
3) Achieve goal rate for new product revenue in relation to total revenue(1)	25%	$20,475	$0
4) Achieve gross margin goal(1)	20%	$16,380	$16,380
5) Meet worldwide engineering recruiting goals(1)	5%	$4,095	$4,095
6) Achieve revenue growth for two designated subsidiaries(1)	5%	$4,095	$1,796
Total	100%	$81,900	$47,365

(1)	NI is not disclosing the specific targets level with respect to this specific performance goal because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The specific performance goals were set to be a moderately difficult, or stretch goal, but not unachievable.

(2)	Under the AIP, Mr. Dehne is eligible to receive a maximum amount of $81,900, which is equal to 30% of his base salary, $273,000, effective as of October 1, 2006.

Peter Zogas, Senior Vice President, Sales & Marketing

2007 Officer Bonus Goals	% Goal Weighting	$ Goal Value (2)	2007 Actual Payout
1) Achieve goal rate for new product revenue in relation to total revenue(1)	25%	$20,475	$0
2) Achieve software revenue goal target amount(1)	25%	$20,475	$14,333
3) Achieve revenue goal target for designated products (1)	25%	$20,475	$12,540
4) Meet 2007 worldwide sales and marketing budget	25%	$20,475	$20,475
Total	100%	$81,900	$47,348

(1)	NI is not disclosing the specific targets level with respect to this specific performance goal because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The specific performance goals were set to be a moderately difficult, or stretch goal, but not unachievable.

(2)	Under the AIP, Mr. Zogas is eligible to receive a maximum amount of $81,900, which is equal to 30% of the sum of his base salary and commission target, an aggregate of $273,000, effective as October 1, 2006.

John Graff, Vice President, Marketing, Customer Operations and Investor Relations

2007 Officer Bonus Goals	% Goal Weighting	$ Goal Value (2)	2007 Actual Payout
1) Achieve goal rate for new product revenue in relation to total revenue(1)	20%	$9,400	$0
2) Achieve expense management goals(1)	25%	$11,750	$11,750
3) Achieve web traffic growth goal(1)	20%	$11,750	$11,750
4) Achieve business development goals(1)	15%	$7,050	$7,050
5) Achieve data acquisition business goal (1)	15%	$7,050	$7,050
Total	100%	$47,000	$37,600

(1)	NI is not disclosing the specific targets level with respect to this specific performance goal because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The specific performance goals were set to be a moderately difficult, or stretch goal, but not unachievable.

(2)	Under the AIP, Mr. Graff is eligible to receive a maximum amount of $47,000, which is equal to 20% of his base salary, $235,000, effective as of October 1, 2006.

In assessing performance against the objectives for each named executive participating in the AIP, NI’s President considered the actual results for 2007 against the specific deliverables associated with each objective, the extent to which the objective was a significant stretch goal for the organization, and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty in achieving the desired results. Based on the foregoing factors, NI’s President recommended, and the Compensation Committee approved, an amount of cash payment for each objective for each named executive. As demonstrated by the total amounts set forth under the column heading “2007 Actual Payout,” the extent to which NI’s named executive officers achieved the maximum payout applicable to them ranged from 58%-92% of the total amount they were eligible to receive under the AIP in 2007.

Sales Commission Program Applicable to Senior Vice President of Sales and Marketing. For 2007, Mr. Zogas’ annual target sales commission was set on September 20, 2006 at $50,000 by the Compensation Committee to be effective October 1, 2006. On September 19, 2007, the Compensation Committee reviewed the target of $50,000 and reaffirmed such target as the basis for determining actual payments to Mr. Zogas under the sales commission program for 2007. The amount of the sales commission actually paid to Mr. Zogas is based on two variables: (x) NI’s actual quarterly year over year revenue growth compared to the target quarterly year over year revenue growth as set forth in the operating budget (“revenue factor”) and (y) NI’s actual quarterly operating profit compared to the target quarterly operating profit as set forth in the operating budget (the “profit factor”). The profit factor may not exceed 1 for the purposes of computing the commission. NI’s Board of Directors approves the operating budget which sets the target quarterly year over year revenue growth and target quarterly profit used for the purposes of calculating the actual commission payments made to Mr. Zogas. Expressed as a formula, the commission calculation for each quarter of the last fiscal year was as follows:

2	X	[Actual Qtr Rev. Growth % —Target Qtr Rev. Growth % + 20]	X	Actual Qtr. Profit %	X	$12,500
		40		Target Qtr. Profit%

NI is not disclosing the specific target levels utilized in the formula set forth above for determining Mr. Zogas’ sales commission payouts because they represent confidential information that NI does not disclose to the public and NI believes that disclosure of such information would cause it competitive harm. The specific target levels were set to be a moderately difficult, or stretch goals, but not unachievable.

Under this sales commission program, Mr. Zogas earned for 2007 an aggregate of $48,060, which represents approximately 96.1% of the annual target commission amount of $50,000 set by the Compensation Committee.

Discretionary Cash Bonus Program

NI maintains a discretionary cash performance bonus program under which all employees, including executives, are eligible to receive awards. NI’s President does not participate in the program. Under this program, awards are made in recognition of a special achievement by the employee. Awards under this program have typically been in the range of $100 to $2,000 per award. The average award under the discretionary cash performance program in 2007 for employees was approximately $878. The purpose of this program is to award a specific accomplishment that is not covered by NI’s other compensation programs. The amount of the award for executives is determined by NI’s President and the amount of the award for non-executive employees is determined by the departmental supervisors.

During 2007, none of the named executives received awards under this program.

Restricted Stock Unit (RSU) Awards

Determining the Overall Level of Equity Compensation Awards. NI uses equity compensation to incentivize a large number of its employees. In 2007, 44% of all U.S. based regular, full-time professional employees received equity based compensation. NI’s use of stock based equity compensation for a large number of its employees is driven by NI’s goal of aligning the long-term interests of its employees with its overall performance and the interests of its stockholders. NI’s equity compensation program is also driven by NI’s desire to be sensitive to the dilutive impact that such equity compensation will have on its stockholders. As a result, NI’s overall level of equity awards for each year is linked to its revenue growth during the prior year. In this regard, the following table sets forth the relationship between the level of equity awards and NI’s year over year revenue growth for the past several years:

	Options			Restricted Stock Units
	2003	2004	2005	2005	2006		2007
Revenue Growth (prior year)	1.40%	9.00%	20.7%	20.7%	9.09	%(1)	12.8	%(2)
Shares underlying equity awards issued	675,207	1,262,599	244,725	813,305	693,805		801,780
% of Outstanding shares	0.9%	1.6%	0.3%	1.0%	0.9%		1.0%
Outstanding shares	78,269,000	78,946,000	79,276,000	79,276,000	79,884,000		79,806,681

(1)	The number used for revenue growth was adjusted down from 11.2% to reflect organic growth (growth without the effect of acquisition revenue).

(2)	The number used for revenue growth was adjusted down from 15.5% to reflect organic growth (growth without the effect of acquisition revenue).

Allocation of Equity Compensation Awards. In 2007, NI granted a total of 801,780 RSUs to all employees which represented 1.0% of NI’s shares outstanding. Of such amount, a total of 35,000 RSUs were granted to NI named executives, representing 4.4% of all RSUs granted in 2007. RSUs granted to executives vest over a period of ten years, subject to acceleration based on NI’s performance.

A set formula for allocating RSUs to executives as a group or to any particular executive is not utilized. Instead, NI exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of RSUs to be granted to all participants during the year.

In 2007, NI issued a total of 35,000 RSUs to its named executives, the same total number of RSUs as was granted to the named executives in 2006. The number of RSUs granted to each named executive is set forth in the Grants of Plan-Based Awards Table. The value of such grants, as determined in accordance with FAS 123R for each individual named executive is set forth in the column entitled “Full Grant Date Fair Value of Stock and Option Awards” in the Grants of Plan Based Awards Table.

Timing of Equity Awards. The Compensation Committee grants RSUs to executives and current employees once per year. Such grants are made at a meeting of the Compensation Committee held in the second quarter of the year. RSU grants to new employees are typically made eight times per year at Compensation Committee meetings. NI does not have any program, plan or practice to time RSU grants in coordination with the release of material non-public information. NI does not time, nor does NI plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation. NI’s 2005 Incentive Plan provides that the value of RSUs be the market closing price of NI stock on the date immediately prior to the grant date.

Executive Equity Ownership. NI’s President and Chief Executive Officer, Dr. Truchard, is NI’s largest stockholder. NI encourages its executives to hold a significant equity interest in NI. However, NI does not have specific share retention and ownership guidelines for its executives. NI does not permit executives to sell short its stock. NI prohibits named executives from holding NI stock in a margin account and prohibits the purchase or sale of exchange traded options on its stock by executives.

Type of Equity Awards. Prior to 2005, the long-term equity incentive component of NI’s compensation program consisted solely of stock options. Beginning in 2005, NI began to utilize RSUs as its principal equity compensation incentive. Under the 2005 Incentive Plan, NI is permitted to issue RSUs and restricted stock but not stock options.

Long Term Incentive Program

In 2004, the Compensation Committee established the NI Long Term Incentive Program (“LTIP”) as a further means of motivating and rewarding executives to maximize stockholder value over the longer-term. Under the LTIP, there is a five year performance period beginning on January 1, 2004 and ending on December 31, 2008. Only participants who are still employed by NI on the day of the bonus payout are eligible to receive payments under the program.

The incentive cash bonuses awarded under the LTIP are calculated by multiplying (i) the participant’s annualized salary (and, in the case of NI’s Senior Vice President, Sales and Marketing, targeted commissions) on the effective date of the participant’s participation in the program by (ii) a percentage (“Payout Factor”) determined by a payout matrix based upon the compound annual revenue growth rate (“CAGR”) and NI’s average operating profit during the performance period. The Compensation Committee constructed the payout matrix based upon the belief that if CAGR and operating profit over the performance period was less than 10% in each case, then no payments should be made from the LTIP. Upon the achievement of 10% CAGR and 10% operating profit over the performance period, LTIP participants earn a cash bonus equal to approximately 28% of the participant’s annualized salary on the effective date of the participant’s participation in the program. The payout matrix was structured so that with incrementally higher CAGR or operating profit results over the performance period, the Payout Factor increases incrementally up to a maximum of 333% of the participant’s annualized salary (and targeted commissions, as applicable) upon achieving a threshold of 40% CAGR and 20% operating profit. The payout matrix is targeted so that 18% operating profit over the performance period combined with 20% CAGR, 30% CAGR and 40% CAGR would yield a payout of 1X base salary, 2.0X salary and 3.0X base salary, respectively.

As soon as practicable following the performance period, the Compensation Committee will compile the CAGR and operating profit data for the performance period. The CAGR and operating profit for the performance period will initially be determined according to generally acceptable accounting principles. However, the Compensation Committee has the discretion to make adjustments to the CAGR and operating profit calculation as it deems appropriate. Such adjustments may exclude patent litigation or other extraordinary charges when determining operating profit and include/exclude incremental revenue growth during the performance period attributable to acquisitions or mergers. As a general guideline, the Compensation Committee is inclined to exclude from the CAGR calculation revenue growth during the performance period resulting from an acquisition or merger exceeding 1% of the previous year’s revenue.

Because the amount of an executive’s LTIP cash bonus is dependent upon the satisfaction of CAGR and operating profit over a five-year period, the exact amount of the payout (if any) to an executive under the program cannot be determined at this time. However, the maximum amounts that may be earned by the named executives under the LTIP range from approximately $649,000 to $799,000.

Service Award Program

NI maintains a service award bonus program under which all employees, including executives, are eligible to receive awards based on to the number of years of continued employment with NI. NI’s President does not participate in the program. Under this program, an employee receives a cash award based upon achieving a five year period of continuous employment with NI and a $100 dinner gift certificate, as well as other non-monetary awards such as plaque or lunch with NI’s President, Vice President of Human Resources or another NI executive. Awards under this program have historically been in the range of $100 to $1,000 in cash per award, with employees receiving $100 in cash at their 5th and 15th anniversary of service with NI and $1,000 in cash at their 10th and 20th anniversary of service with NI.

During 2007, two of the named executives, Mr. Dehne and Mr. Graff received awards under this program of $1,000 each for having reach 20 years of employment with NI.

Performance Based Compensation and Financial Restatement

To date, NI has not experienced a financial restatement and has not considered or implemented a policy regarding retroactive adjustments to any cash or equity based incentive compensation paid to its executives and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.

Change of Control Considerations

All NI executives are employed at will and do not have employment agreements, severance payment arrangements or payment arrangements that would be trigged by a merger or other change of control of NI. However, NI’s Amended and Restated 1994 Incentive Plan and 2005 Incentive Plan provide that in the event of a change of control of NI, all unvested RSUs and stock options held by executive and non-executive employees shall immediately vest in full.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of NI’s compensation programs, NI considers the anticipated accounting and tax implications to NI and its executives. In this regard, in 2005, the NI Board of Directors and Compensation Committee determined to change NI’s equity compensation program from the use of stock options to the use of RSUs in response to changes in the accounting treatment of equity awards under FAS 123R. While NI considers the applicable accounting and tax treatment, these factors alone are not dispositive, and NI also considers the cash and non-cash impact of the programs and whether a program is consistent with NI’s overall compensation philosophy and objectives.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limit on the amount of compensation that NI may deduct in any one year with respect to its chief executive officer and each of the next four most highly compensated executive officers, unless certain criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements. NI believes that grants of equity awards under its 2005 Incentive Plan qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting NI to receive a federal income tax deduction in connection with such awards. In general, NI has determined that it will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, NI monitors whether it might be in its interests to structure its compensation programs to satisfy the requirements of Section 162(m). NI seeks to maintain flexibility in compensating its executives in a manner designed to promote its corporate goals and therefore the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee will continue to assess the impact of Section 162(m) on NI’s compensation practices and determine what further action, if any, is appropriate.

Role of Executives in Executive Compensation Decisions

The Compensation Committee seeks input from NI’s President and Chief Executive Officer, Dr. Truchard, when discussing the performance of, and compensation levels for executives other than himself. The Compensation Committee also works closely with Dr. Truchard and with NI’s vice president of human resources and others, as required, in evaluating the financial, accounting, tax and retention implications of its various compensation programs. Neither Dr. Truchard nor any of NI’s other executives participates in deliberations relating to his own compensation.

Summary Compensation Table

Summary Compensation Table. The following table shows the total compensation paid by NI during the years ended December 31, 2007 and December 31, 2006 to its named executives:

Summary Compensation Table

For Fiscal Years Ended December 31, 2007 and December 31, 2006

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
James J. Truchard Chairman of the Board and President (6)	2007 2006	$200,000 200,000	— —	— —	— —	$22,320 22,720	$6,240 6,240	$ $	228,560 228,960
Alexander M. Davern Chief Financial Officer; Senior Vice President, IT and Manufacturing Operations; Treasurer	2007 2006	293,750 278,750	— —	$115,330 81,102	$169,077 150,317	112,736 100,141	8,050 7,269		698,943 617,579
Timothy R. Dehne Senior Vice President, Research and Development	2007 2006	275,250 264,750	$1,000 2,000	115,330 81,102	122,756 95,232	78,083 81,080	8,050 7,800		600,469 531,964
Peter Zogas, Jr. Senior Vice President, Sales and Marketing	2007 2006	225,250 214,750	— 2,000	115,330 81,102	118,876 96,963	125,909 114,837	8,050 7,800		593,415 517,452
John M. Graff Vice President, Marketing, Customer Operations and Investor Relations	2007 2006	238,750 227,500	1,000 2,000	57,665 40,551	76,912 77,479	64,245 54,251	8,037 7,158		446,609 408,939

(1)	These amounts reflect cash payments under NI’s discretionary cash bonus program and service award program. See “Compensation Discussion and Analysis” for a description of these programs. In 2007, each of Messrs. Dehne and Graff received $1,000 under the service award program for having reached 20 years of employment with NI. In 2006, each of Messrs. Dehne, Zogas and Graff received $2,000 under the discretionary cash bonus program.

(2)	The amounts included in the table for stock awards is the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with FAS 123R and thus may include amounts from awards granted in and prior to 2007. These dollar amounts reflect NI’s accounting expense for these stock awards and may not correspond to the actual value that will be recognized by the named executives. The dollar amount recognized for financial statement reporting purposes is the grant date fair value divided by the monthly estimated life of the RSU grant. The value of the monthly estimated life of the RSU grant is expensed monthly. The monthly estimated life of grants of RSUs to named executive officers is 100 months.

(3)	No options were awarded in 2007. The amounts included in the table for option awards is the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with FAS 123R and thus may include amounts from awards granted in prior years. These dollar amounts reflect NI’s accounting expense for these option awards and may not correspond to the actual value that will be recognized by the named executives. For information on the valuation assumptions with respect to option grants made in prior years which are included in the calculation, please refer to the assumptions for (i) fiscal years ended December 31, 2003 and 2004 stated in Note 8: Stockholder’s equity to NI’s audited financial statements for the fiscal year ended December 31, 2005, included in NI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2006, (ii) fiscal years ended December 31, 2000, 2001 and 2002 stated in Note 7: Stockholders’ equity to NI’s audited financial statements for the fiscal year ended December 31, 2002, included in NI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 28, 2003 and (iii) fiscal years ended December 31, 1998 and 1999 stated in Note 9: Stockholders’ equity to NI’s audited financial statements for the fiscal year ended December 31, 1999, included in NI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 9, 2000.

(4)

These amounts reflect the sum of the amounts paid to named executives under the NI’s Annual Performance Bonus Program and Annual Incentive Plan for 2007 and 2006 as shown in the table below, except that Dr. Truchard’s total only includes amounts from

NI’s Annual Performance Bonus Program because he does not participate in the NI’s Annual Incentive Program and Mr. Zogas’ total also includes amounts from the Sales Commission Program in which he is the only participant among named executives:

Named Executive Officer	Year	Annual Performance Bonus Program ($)	Annual Incentive Plan ($)	Sales Commission Program	Total ($)
James J. Truchard	2007	$22,320	—	—	$22,320
	2006	22,720	—	—	22,720
Alexander M. Davern	2007	32,783	$79,953	—	112,736
	2006	31,666	68,475	—	100,141
Timothy R. Dehne	2007	30,718	47,365	—	78,083
	2006	30,076	51,004	—	81,080
Peter Zogas, Jr.	2007	30,501	47,348	$48,060	125,909
	2006	30,598	29,640	54,599	114,837
John M. Graff	2007	26,645	37,600	—	64,245
	2006	25,844	28,407	—	54,251

(5)	Represents NI contributions to the 401(k) Plan on behalf of the named executives and the full dollar value of premiums paid by NI for term life insurance on behalf of the named executives for 2007 and 2006 in the amounts shown below:

Named Executive Officer	Year	NI Contributions to 401(k) Plan ($)	Term Life Insurance Premium Paid by NI for Benefit of the Insured ($)	Total ($)
James J. Truchard	2007	$6,000	$240	$6,240
	2006	6,000	240	6,240
Alexander M. Davern	2007	7,750	300	8,050
	2006	6,969	300	7,269
Timothy R. Dehne	2007	7,750	300	8,050
	2006	7,500	300	7,800
Peter Zogas, Jr.	2007	7,750	300	8,050
	2006	7,500	300	7,800
John M. Graff	2007	7,750	287	8,037
	2006	6,885	273	7,158

Other than the foregoing for 2007, NI did not provide its named executives with any form of compensation that would be reportable under Item 402(k)(2)(vii) of Regulation S-K. NI does not pay or accrue cash dividends on unvested RSUs.

(6)	As an employee director, Dr. Truchard does not receive any additional compensation for his service as a director.

Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2007

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	Full Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date (1)	Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)
James J. Truchard (7) Annual Performance Bonus Program		—	$22,320	—	—	—
Alexander M. Davern Annual Incentive Program Annual Performance Bonus Program 2005 Incentive Plan	4/25/07	— — —	79,953 32,783 —	$87,000 — —	10,000	$271,000
Timothy R. Dehne Annual Incentive Program Annual Performance Bonus Program 2005 Incentive Plan	4/25/07	— —	47,365 30,718 —	81,900 — —	10,000	271,000
Peter Zogas, Jr. Annual Incentive Program Annual Performance Bonus Program Sales Commission Program (8) 2005 Incentive Plan	4/25/07	— — —	47,348 30,501 50,000 —	81,900 — — —	10,000	271,000
John M. Graff Annual Incentive Program Annual Performance Bonus Program 2005 Incentive Plan	4/25/07	— —	37,600 26,645 —	47,000 — —	5,000	135,500

(1)	In accordance with Item 402(d)(2)(ii) of Regulation S-K, only grant dates for equity-based awards are reported in this table.

(2)	The Annual Incentive Program, the Annual Performance Bonus Program and Sale Commission Program do not set a threshold amount. See “Compensation Discussion and Analysis” for a description of these programs.

(3)	Neither the Annual Incentive Program nor the Annual Performance Bonus set a target amount. See “Compensation Discussion and Analysis” for a further description of these programs. In accordance with Instruction 2 to Item 402(d) of Regulation S-K, the amounts included under the “Target” column represent the amounts earned in the fiscal year ended December 31, 2007 by the named executive under the Annual Incentive Program or the Annual Performance Bonus Program, as applicable.

(4)	The Annual Performance Bonus Program does not set maximum amounts. See “Compensation Discussion and Analysis” for a further description of this program. The maximum amounts under the Annual Incentive Program for each of Messrs. Davern and Dehne were determined by multiplying 0.30 by their respective base salaries, effective as of October 1, 2006, of $290,000 and $273,000, respectively. The maximum amount under the NI 2007 Annual Incentive Program for Mr. Zogas was determined by multiplying 0.30 by the sum of his base salary and commission target, effective as of October 1, 2006, which totaled $273,000, and for Mr. Graff, by multiplying 0.20 by his base salary, effective as of October 1, 2006, of $235,000. See “Compensation Discussion and Analysis” for a further description of the Annual Incentive Program. For 2007, the Sales Commission Program was set at $50,000 by the Compensation Committee for Mr. Zogas, who achieved 96.1% of such target, or $48,060, as reported in footnote 4 to the Summary Compensation Table.

(5)	The RSU grants to the named executives vest as to 1/10th of the RSUs on each anniversary of the vesting commencement date, which was May 1, 2007, subject to acceleration of vesting in the event that NI achieves certain financial performance goals. The maximum amount of vesting acceleration is an additional 10% of the award per year. The number of RSUs that can have vesting acceleration each year is determined based upon the extent to which NI attains 40% year over year revenue growth and 18% operating profit as a percent of revenue. Specifically, if NI achieves 40% year over year revenue growth and 18% operating profit as a percent of revenue, then 10% of total number of RSUs subject to the award shall accelerate. The earliest an award may fully vest is in five years. The RSUs have a term of ten years.

(6)	This column shows the full grant date fair value of RSUs under SFAS 123R granted to the named executives. For RSUs, fair value is calculated using the closing price of NI’s common stock on the day before the date of grant, which was $27.10.

(7)	Dr. Truchard does not participate in the Annual Incentive Program and does not receive grants of RSUs under the 2005 Incentive Plan.

(8)	The Sales Commission Program for Mr. Zogas does not include thresholds or maximum amounts. See “Compensation Discussion and Analysis” for a further description of this program.

Summary Compensation Table and Grants of Plan-Based Awards Table Discussion

The level of salary and bonus in proportion to total compensation ranged from approximately 42% to 54% for each of the named executives in 2007, except for Dr. Truchard. Since Dr. Truchard does not receive RSU awards and has never received any grants of stock options by NI, his salary and bonus represented approximately 88% of his total compensation in 2007.

All NI employees, including executives, are employed at will and do not have employment agreements, severance payment arrangements or payment arrangements that would be trigged by a merger or other change of control of NI. However, NI’s 2005 Incentive Plan and Amended and Restated 1994 Incentive Plan provide that in the event of a change of control of NI, all unvested RSUs and stock options held by executive and non-executive employees shall immediately vest in full.

NI has not repriced any stock options or made any material modifications to any equity-based awards to its executive officers.

Outstanding Equity Awards at Fiscal 2007 Year-End

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Unites That Have Not Vested ($) (3)
James J. Truchard	—	—	—	—	—	—
Alexander M. Davern	28,778 104,997 11,582 6,743 9,143	— 7,503 3,418 5,257 10,857	$12.2222 32.0833 21.0417 20.1200 29.8500	03/24/2009 03/22/2010 03/21/2011 04/16/2013 03/24/2014
					33,809	$1,126,854
Timothy R. Dehne	7,275 27,999 11,583 6,743 9,143	— 2,001 3,417 5,257 10,857	12.2222 32.0833 21.0417 20.1200 29.8500	03/24/2009 03/22/2010 03/21/2011 04/16/2013 03/24/2014
					33,809	1,126,854
Peter Zogas, Jr.	25,875 9,000 27,999 11,583 6,743 9,141	— 2,001 3,417 5,257 10,859	15.3055 12.2222 32.0833 21.0417 20.1200 29.8500	03/19/2008 03/24/2009 03/22/2010 03/21/2011 04/16/2013 03/24/2014
					33,809	1,126,854
John M. Graff	7,827 7,125 27,999 11,583 4,214 4,571	— 2,001 3,417 3,286 5,429	15.3055 12.2222 32.0833 21.0417 20.1200 29.8500	03/19/2008 03/24/2009 03/22/2010 03/21/2011 04/16/2013 03/24/2014
					16,904	563,410

(1)	These options were granted under the Amended and Restated 1994 Incentive Plan, which terminated in May 2005 except with respect to outstanding awards. These options vest as to 1/120 of the award on each monthly anniversary of the vesting commencement date, subject to acceleration based upon NI’s financial performance. The maximum amount of accelerated vesting per year based on NI’s financial performance is 10% of the total number of shares subject to the option. The actual number of shares subject to the option that can be accelerated each year based on NI’s financial performance is determined based upon the year over year percentage revenue growth and the percentage operating profit as a percent of revenue. To achieve the maximum of 10% option acceleration, NI would have to achieve 40% year over year revenue growth and 18% operating profit as a percent of revenue. The earliest an award may fully vest is in five years. The vesting commencement dates for these awards are set forth in the table below.

Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Vesting Commencement Date
Alexander M. Davern	28,778 104,997 11,582 6,743 9,143	— 7,503 3,418 5,257 10,857	12.2222 32.0833 21.0417 20.1200 29.8500	03/24/1999 03/22/2000 03/21/2001 04/16/2003 03/24/2004
Timothy R. Dehne	7,275 27,999 11,583 6,743 9,143	— 2,001 3,417 5,257 10,857	12.2222 32.0833 21.0417 20.1200 29.8500	03/24/1999 03/22/2000 03/21/2001 04/16/2003 03/24/2004
Peter Zogas, Jr.	25,875 9,000 27,999 11,583 6,743 9,141	— — 2,001 3,417 5,257 10,859	15.3055 12.2222 32.0833 21.0417 20.1200 29.8500	03/19/1998 03/24/1999 03/22/2000 03/21/2001 04/16/2003 03/24/2004
John M. Graff	7,827 7,125 27,999 11,583 4,214 4,571	— — 2,001 3,417 3,286 5,429	15.3055 12.2222 32.0833 21.0417 20.1200 29.8500	03/19/1998 03/24/1999 03/22/2000 03/21/2001 04/16/2003 03/24/2004

(2)	These RSU awards were made under the 2005 Incentive Plan and vest as to 1/10th of the RSUs on each anniversary of the vesting commencement date, subject to acceleration of vesting in the event that NI achieves certain financial performance goals. The maximum amount of vesting acceleration is an additional 10% of the award per year. The number of RSUs that can have vesting acceleration each year is determined based upon the extent to which NI attains 40% year over year revenue growth and 18% operating profit as a percent of revenue. Specifically, if NI achieves 40% year over year revenue growth and 18% operating profit as a percent of revenue, then 10% of the total number of RSUs subject to the award shall accelerate. The earliest an award may fully vest is in five years. The RSUs have a term of ten years. The vesting commencement dates for these awards are set forth in the table below.

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)	Grant Date	Vesting Commencement Date
Alexander M. Davern	10,000 8,716 15,093	4/25/2007 4/19/2006 5/10/2005	5/1/2007 5/1/2006 5/1/2005
Timothy R. Dehne	10,000 8,716 15,093	4/25/2007 4/19/2006 5/10/2005	5/1/2007 5/1/2006 5/1/2005
Peter Zogas, Jr.	10,000 8,716 15,093	4/25/2007 4/19/2006 5/10/2005	5/1/2007 5/1/2006 5/1/2005
John M. Graff	5,000 4,358 7,546	4/25/2007 4/19/2006 5/10/2005	5/1/2007 5/1/2006 5/1/2005

(3)	Amounts shown are valued at the closing price of NI’s Common Stock on December 31, 2007 of $33.33.

Option Exercises and Stock Vested

For Fiscal Year Ended December 31, 2007

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James J. Truchard	—	—	—	—
Alexander M. Davern	28,875	$440,566	3,852	$108,087
Timothy R. Dehne	16,674	225,636	3,852	108,087
Peter Zogas, Jr	38,137	675,531	3,852	108,087
John M. Graff	20,072	341,971	1,926	54,044

(1)	These amounts equal the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	Based on the closing price of NI Common Stock on May 1, 2007, the vesting date, of $28.06 per share.

Pension Benefits and Nonqualified Deferred Compensation

NI does not have any pension plans, non-qualified defined contribution plans or non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change of Control

As described in the Compensation Discussion and Analysis, NI does not have employment, severance or change in control agreements with its employees, including its named executives. However, NI’s Amended and Restated 1994 Incentive Plan and 2005 Incentive Plan each provides for acceleration of all unvested stock options and RSUs, respectively, in the event of a change of control of NI or the award recipient’s death or disability (each, an “acceleration event”). A change of control under each of the Amended and Restated 1994 Incentive Plan and 2005 Incentive Plan means any of the following events:

•	any person becomes the beneficial owner of fifty percent (50%) or more of the total voting power represented by NI’s outstanding voting securities;

•	existing members of NI’s Board of Directors cease to constitute at least a majority of the Board of Directors;

•	a public announcement is made of a tender or exchange offer for fifty percent (50%) or more of the outstanding voting securities of the Company;

•

the stockholders of NI approve a merger or consolidation of NI with any other corporation or partnership, unless NI stockholders prior to such transaction will hold a majority of the voting power of the surviving or acquiring entity; or

•	the stockholders of NI approve a plan of complete liquidation of NI or an agreement for the sale or disposition by NI of all or substantially all of NI’s assets.

In the case of disability, unvested stock options under the Amended and Restated 1994 Incentive Plan may only be exercised within the six month period following the date of disability and any award not exercised before the expiration of such period shall terminate. Unless an optionee’s legal representatives, heirs, legatees or distributee exercise outstanding awards issued under the Amended and Restated 1994 Incentive Plan in the six month period following the date of such optionee’s death, any unexercised awards shall terminate upon the expiration of such six month period.

In the case of unvested RSUs under the 2005 Incentive Plan, 100% of the RSUs that have not vested as of the date of death or disability will immediately vest.

The following table shows the estimated benefits that would have been received by the named executives if an acceleration event had occurred on December 31, 2007.

Name	Stock Option Acceleration ($) (1)	RSU Acceleration ($) (2)	Total
James J. Truchard (3)	—	—	—
Alexander M. Davern	$158,583	$1,126,854	$1,285,437
Timothy R. Dehne	151,711	1,126,854	1,278,565
Peter Zogas, Jr.	151,718	1,126,854	1,278,572
John M. Graff	106,785	563,410	670,195

(1)	In calculating estimated benefits from acceleration of outstanding stock option award, NI assumes each named executive exercised all in-the-money options at $33.33 (the closing market price for NI’s common stock on December 31, 2007). If the exercise price for an option is above the quoted closing price of NI common stock, it has a zero value for the purpose of calculating the estimate benefit to the named executive.

(2)	The amounts represent the number of unvested restricted stock units multiplied by per share closing market price of NI’s common stock on December 31, 2007, which was $33.33 for each of the outstanding unvested RSUs held by such executive.

(3)	Dr. Truchard has not received any stock options under the Amended and Restated 1994 Incentive Plan and does not receive grants of RSUs under the 2005 Incentive Plan.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee of NI has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) (the “CD&A”) with management and based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in NI’s Proxy Statement.

Respectfully Submitted,

R. Gary Daniels

Ben G. Streetman

Charles J. Roesslein

Duy-Loan T. Le

* The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other NI filing under the Securities Act or the Exchange Act, except to the extent that NI specifically incorporates this Compensation Committee Report by express reference therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires NI’s officers and directors, and persons who own more than 10% of a registered class of NI’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish NI with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, NI believes that, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied.

EQUITY COMPENSATION PLANS INFORMATION

The number of shares issuable upon exercise of outstanding options and restricted stock units granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under NI’s equity compensation plans as of December 31, 2007 are summarized in the following table:

Plan category	Number of shares to be issued upon exercise of outstanding options or restricted stock units		Weighted- average exercise price of outstanding options	Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	7,136,275	(1)	$24.4721	6,351,692	(2)
Equity compensation plans not approved by stockholders	—		—	—
Total	7,136,275		$24.4721	6,351,692

(1)	Includes 5,294,641 shares to be issued upon exercise of outstanding options and 1,841,634 shares to be issued upon vesting of outstanding restricted stock units.

(2)	Includes 3,078,102 shares available for future issuance under NI’s 2005 Incentive Plan and 3,273,590 shares available for future issuance under NI’s Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Donald M. Carlton, Chairman, Ben G. Streetman, R. Gary Daniels and Charles J. Roesslein. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the Nasdaq listing standards.

Management is responsible for National Instruments’ internal controls and the financial reporting process. National Instruments’ independent registered public accounting firm is responsible for performing an independent audit of National Instruments’ consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the effectiveness of NI’s internal control over financial reporting and managements’ assessment of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. The Audit Committee met 11 times during fiscal 2007 to carry out its responsibilities. The Audit Committee regularly meets privately with NI’s independent registered public accounting firm, internal audit personnel, and management, each of whom has unrestricted access to the Audit Committee. The Audit Committee evaluated the performance of the items enumerated in the Audit Committee Charter.

As part of its oversight of NI’s financial statements, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm NI’s quarterly and audited fiscal year financial statements, including a review of National Instruments’ Annual Report on Form 10-K. The Audit Committee also reviewed and approved the independent registered public accounting firm’s work plan, audit fees, and all non-audit services performed by the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has also received the written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has implemented a procedure to monitor the independence of NI’s independent registered public accounting firm.

Based upon the Audit Committee’s discussion with management and Ernst & Young LLP and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in National Instruments’ Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC.

AUDIT COMMITTEE

Donald M. Carlton, Chairman

Ben G. Streetman

R. Gary Daniels

Charles J. Roesslein

*The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other NI filing under the Securities Act or the Exchange Act, except to the extent NI specifically incorporates this Report of the Audit Committee by express reference therein.

INDEPENDENT PUBLIC ACCOUNTANTS

In June 2005, Ernst & Young LLP (“E&Y”) was appointed as NI’s independent registered public accounting firm. A representative of E&Y is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered for the integrated audits of NI’s annual financial statements for the fiscal years ended December 31, 2007 and 2006, for the reviews of the financial statements included in NI’s Quarterly Reports on Form 10-Q for those fiscal years, for the testing of NI’s internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002 for those fiscal years, and for statutory audits in various countries were approximately $827,000 and $739,000, respectively.

Audit-Related Fees

The aggregate fees billed for other audit-related services were $26,000 and $21,000 in 2007 and 2006, respectively. The services rendered related to the audit of NI’s benefit plans.

Tax Fees

The aggregate fees billed for professional tax services rendered for 2007 and 2006 were approximately $153,000 and $128,000, respectively. Included in the foregoing tax fees are such services as tax compliance, tax advice and tax planning.

All Other Fees

The aggregate fees billed for all other services rendered for 2007 and 2006 were approximately $0 and $0, respectively.

The charter of the Audit Committee provides that the Audit Committee shall appoint, compensate, retain and oversee NI’s independent registered public accounting firm. The Audit Committee has selected E&Y as its independent registered public accounting firm for NI’s fiscal year ending December 31, 2008.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all services provided by NI’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such members(s) must report any decisions to the Audit Committee at the next scheduled meeting.

E&Y has not received approval to perform any “prohibited activities” as such term is defined in Section 201 of the Sarbanes Oxley Act of 2002. During 2007, the Audit Committee approved in advance all audit, audit-related, and tax services to be provided by E&Y.

CODE OF ETHICS

In March 2004, NI’s Board of Directors adopted a Code of Ethics (“Code”) that applies to all directors and employees, including NI’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code incorporated several corporate policies which had been in effect since 1994. The Code is available on NI’s website at www.ni.com/nati/corporategovernance/code_of_ethics.htm. NI intends to disclose future amendments to provisions of the Code, or waivers of such provisions granted to executive officers, on NI’s website within four business days following the date of such amendment or waiver.

OTHER MATTERS

NI knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

David G. Hugley
Secretary

Austin, Texas

March 31, 2008

Exhibit A

COMPANIES FROM RADFORD SURVEY INFORMATION

UTILIZED BY NATIONAL INSTRUMENTS CORPORATION

ABBOTT DIABETES CARE	DOLBY LABORATORIES

ACTIVANT SOLUTIONS	DOT HILL SYSTEMS

ADAPTEC	DOUBLECLICK

ADIC	DRUGSTORE.COM

ADVANCED ENERGY INDUSTRIES	DYNAMICS RESEARCH

AEROFLEX COLORADO SPRINGS	ECC

AFFYMETRIX	ELECTRO SCIENTIFIC INDUSTRIES

AKAMAI TECHNOLOGIES	ELECTRONICS FOR IMAGING

ALIGN TECHNOLOGY	EMS TECHNOLOGIES

ALLEGRO MICROSYSTEMS	EMULEX

AMCC	ENTERASYS NETWORKS

AMERICAN TOWER	EPICOR SOFTWARE

ARGON ST	EPRI

ARIBA	EQUINIX

ARTESYN TECHNOLOGIES	EXTENSITY

ASPECT SOFTWARE	EXTREME NETWORKS

ATHEROS COMMUNICATIONS	F5 NETWORKS

AVANADE	FEI COMPANY

BAE SYSTEMS INFORMATION TECHNOLOGY	FILENET

BORLAND SOFTWARE	FLIR SYSTEMS

BOWE BELL & HOWELL	FORM FACTOR

BROOKS AUTOMATION	FOUNDRY NETWORKS

CABOT MICROELECTRONICS	GENERAL ATOMICS

CALAMP	GENESIS MICROCHIP

CAMBRIDGE SILICON RADIO	GENESYS TELECOM LABS

CARL ZEISS MEDITEC	GSI GROUP

CELERITY	HARMONIC

CIENA	HOWARD HUGHES MEDICAL

CNET NETWORKS	I2 TECHNOLOGIES

COGNEX	INFORMATICA

COHERENT	INFOSPACE

COMM & POWER INDUSTRIES	INTEGRATED DEVICE TECHNOLOGY

CORBIS	INTERNET SECURITY SYSTEMS

COVAD COMMUNICATIONS	IOMEGA

CREDENCE SYSTEMS	KODAK GRAPHIC COMMUNICATIONS

CREE	KYPHON

CUBIC CORPORATION	LATTICE SEMICONDUCTOR

CURTISS WRIGHT CONTROLS	LAWRENCE BERKELEY NAT’L LAB

CYMER	LAWSON SOFTWARE

DATAPATH	MANHATTAN ASSOCIATES

DECISIONONE	MARCONI NORTH AMERICA

DENDRITE INTERNATIONAL	MEGGITT-USA

DIGITAL RIVER	MERCURY COMPUTER SYSTEMS

NETIQ	TIBCO SOFTWARE

NEUSTAR	TIVO

NIKON PRECISION	TOPPAN PHOTOMASKS

OKI AMERICA	TRIQUINT SEMICONDUCTOR

OKI DATA	TRUEPOSITION

OPEN TEXT	TSYS ACQUIRING SOLUTIONS

OPENWAVE	US LEC

OVERLAND STORAGE	VEECO INSTRUMENTS

PER-SE TECHNOLOGIES	VERIO

PHILIPS LUMILEDS LIGHTING COMPANY	VIASAT

PHOTRONICS	VISHAY - SILICONIX

PLANAR SYSTEMS	VMWARE

PROGRESS SOFTWARE	WAFERTECH

PSC	WEBEX

QAD	WEBMETHODS

QUEST SOFTWARE	WIND RIVER SYSTEMS

RADISYS	WMS GAMING

RAND	XEROX INTERNATIONAL PARTNERS

REALNETWORKS	ZORAN

RENESAS TECHNOLOGY AMERICA	3COM

RESMED	ADVANCED MEDICAL OPTICS

S1	AVID TECHNOLOGY

SALESFORCE.COM	BROCADE COMMUNICATIONS SYSTEMS

SEMTECH	BUSINESS OBJECTS

SERENA SOFTWARE	CALLAWAY GOLF

SEROLOGICALS	CHECKFREE

SIGMATEL	CITRIX SYSTEMS

SILICON LABORATORIES	COGNOS

SILICON STORAGE TECHNOLOGY	CONEXANT SYSTEMS

SILICON VALLEY BANK	CRICKET COMMUNICATIONS

SILTRONIC CORPORATION	CYPRESS SEMICONDUCTOR

SKILLSOFT	EDWARDS LIFESCIENCES

SOLIDWORKS	FREMONT INVESTMENT & LOAN

SONY ERICSSON MOBILE COMMUNICATIONS USA	FUJITSU AMERICA

SPACE SYSTEMS/LORAL	GETTY IMAGES

SPIRENT COMMUNICATIONS	HITACHI HIGH TECHNOLOGIES AMERICA

SPIRENT COMMUNICATIONS	HUTCHINSON TECHNOLOGY

SPSS	HYPERION SOLUTIONS

SRI INTERNATIONAL	INFOCUS

SSA GLOBAL TECHNOLOGIES	INTERMEC

STANDARD MICROSYSTEMS	INTERSIL

STANLEY ASSOCIATES	JDS UNIPHASE

STRASBAUGH	KOMAG

SUREWEST COMMUNICATIONS	KRONOS

SYNAPTICS	KULICKE AND SOFFA

TDK ELECTRONICS	LAWRENCE LIVERMORE NAT’L LAB

TEKELEC	LEAPFROG ENTERPRISES

THE MATHWORKS	LEICA GEOSYSTEMS HDS

LEXAR MEDIA

MCAFEE

MENTOR GRAPHICS

MERCURY

METRO PCS

MISYS HEALTHCARE SYSTEMS

MITSUBISHI DIGITAL ELECTRONICS AMERICA

NATIONAL INSTRUMENTS

NEC ELECTRONICS AMERICA

NETFLIX

O’MELVENY & MYERS

OCE IMAGISTICS

ORBITAL SCIENCES

PAN AM SAT

PANDUIT

PLANTRONICS

POLYCOM

POWERWAVE TECHNOLOGIES

QLOGIC

QUANTUM

RCN

RF MICRO DEVICES

SAVVIS COMMUNICATIONS

SENSUS METERING SYSTEMS

SES AMERICOM

SKYWORKS SOLUTIONS

SUMCO USA PHOENIX

SYBASE

TAKE TWO INTERACTIVE SOFTWARE

TELCORDIA TECHNOLOGIES

THE MITRE CORPORATION

THQ

TOKYO ELECTRON US HOLDINGS

TOSHIBA AMERICA BUSINESS SOLUTIONS

TOSHIBA AMERICA MEDICAL SYSTEM

TREND MICRO

TRIMBLE NAVIGATION

UNITED ONLINE

VARIAN SEMICONDUCTOR EQUIPMENT

VIVENDI UNIVERSAL GAMES

WELCH ALLYN

ZEBRA TECHNOLOGIES

NATIONAL INSTRUMENTS CORPORATION 11500 N. MOPAC EXPRESSWAY BUILDING B AUSTIN, TX 78759

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to National Instruments Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NATIN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATIONAL INSTRUMENT CORPORATION Vote On Directors 1. Election of Directors Nominees: 01) Jeffrey L. Kodosky 02) Donald M. Carlton 03) John K. Medica		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐

And to transact such other business, in their discretion, as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY

NATIONAL INSTRUMENTS CORPORATION

2008 ANNUAL MEETING OF STOCKHOLDERS

MAY 13, 2008

This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation (“NI”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 31, 2008, and the 2007 Annual Report to Stockholders and hereby appoints James J. Truchard and Jeffrey L. Kodosky, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of NATIONAL INSTRUMENTS CORPORATION to be held on May 13, 2008 at 9:00 a.m. local time, at the Company’s headquarters at 11500 North Mopac Expressway, Building C, Austin, Texas 78759, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE